Exhibit 99.1

Contacts:

Andrew Graham

Director of Finance

Trimeris, Inc.

(919) 419-6050

Trimeris Reports Third Quarter 2007 FUZEON Sales Results

    Global sales in the third quarter grew 17 percent over 2006
    U.S/Canada sales in the third quarter declined 9 percent over 2006
    Ex U.S/Canada sales in the third quarter grew 47 percent over 2006

MORRISVILLE, N.C. - October 15, 2007 - Trimeris, Inc. (Nasdaq: TRMS) today announced worldwide net sales of FUZEON for the third quarter of 2007 were $73.9 million, an increase of 17 percent from $63.0 million in the third quarter of 2006. Net sales of FUZEON in the U.S. and Canada for the third quarter of 2007 were $30.6 million, a decrease of 9 percent from $33.5 million in the third quarter of 2006. Net sales of FUZEON outside the U.S. and Canada for the third quarter of 2007 were $43.3 million, an increase of 47 percent from $29.5 million in the third quarter of 2006. All sales of FUZEON are recorded by F. Hoffmann-La Roche Ltd. ("Roche"), Trimeris' collaborative partner.

Worldwide net sales of FUZEON for the first nine months of 2007 were $200.3 million, an increase of 14 percent from $175.7 million in the first nine months of 2006. Net sales of FUZEON in the U.S. and Canada for the first nine months of 2007 were $92.8 million, an increase of 1 percent from $92.0 million in the first nine months of 2006. Net sales of FUZEON outside the U.S. and Canada for the first nine months of 2007 were $107.5 million, an increase of 28 percent from $83.7 million in the first nine months of 2006.

The release of complete financial results for the third quarter of 2007 will take place in early November, 2007.

Net Fuzeon Sales

The table below presents net FUZEON sales by quarter beginning in the first quarter of 2005:

(millions)
	2007
	Q1	Q2	Q3	Q4	Total	9mth
U.S/Canada Net Sales	$29.3	$32.9	$30.6		$92.8	$92.8
Ex. U.S/Canada Net Sales	35.0	29.2	43.3		107.5	107.5
Global Net Sales	$64.3	$62.0	$73.9		$200.3	$200.3
Brazil Purchase	$6.0	-	$13.8		$19.8	$19.8

	2006
	Q1	Q2	Q3	Q4	Total	9mth
U.S/Canada Net Sales	$27.4	$31.1	$33.5	$42.2	$134.2	$92.0
Ex. U.S/Canada Net Sales	28.0	26.2	29.5	31.1	114.8	83.7
Global Net Sales	$55.4	$57.2	$63.0	$73.3	$249.0	$175.7
Brazil Purchase	$5.3	-	$4.4	$4.7	$14.3	$9.6

	2005
	Q1	Q2	Q3	Q4	Total	9mth
U.S/Canada Net Sales	$23.3	$25.2	$28.4	$35.8	$112.7	$76.9
Ex. U.S/Canada Net Sales	19.1	28.7	20.5	27.1	95.5	68.4
Global Net Sales	$42.5	$53.9	$48.9	$62.9	$208.2	$145.3
Brazil Purchase	-	$7.3	-	$5.5	$12.8	$7.3

(numbers may not add due to rounding)

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of our drug candidates; the market for HIV therapeutics is very competitive with regular new product entries that could affect the sales of our products; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 16, 2007 and its periodic reports filed with the SEC.

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